Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE BYLAWS OF
NETWORK APPLIANCE, INC.

The undersigned, Andrew Kryder, hereby certifies that he is the duly appointed, qualified, and acting Senior Vice President, Tax and General Counsel and Corporate Secretary of Network Appliance, Inc., a Delaware corporation (the “Company”), and that on August 31, 2006 pursuant to Article III, Section 1 of the Bylaws of the Company the Board of Directors of the Company amended such Bylaws as set forth below:

I. Decrease in the Number of Directors

WHEREAS: The Board deems it advisable and in the best interests of the Company and its stockholders to decrease the number of authorized directors on the Board from eleven (11) to ten (10); and

WHEREAS: Article III, Section 1 of the Bylaws of the Company states, in relevant part:

“The number of directors of this corporation that shall constitute the whole Board shall be determined by resolution of the Board of Directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director.”

NOW, THEREFORE, BE IT RESOLVED: That the number of authorized directors on the Board be, and hereby is, decreased from eleven (11) to ten (10).

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 31st day of August, 2006.

/s/ Andrew Kryder
Andrew Kryder
Senior Vice President of Tax and General Counsel
and Corporate Secretary of Network Appliance, Inc.